Exhibit 4.7

DESCRIPTION OF CAPITAL STOCK

Authorized Capitalization

Our capital structure consists of 100,000,000 authorized shares of common stock and 5,000,000 shares of undesignated preferred stock. As of February 23, 2024, there were 18,286,324 shares of common stock outstanding and no shares of preferred stock were issued and outstanding.

Common Stock

The holders of our common stock are entitled to dividends as our board of directors may declare from time to time from legally available funds subject to the preferential rights of the holders of any shares of our preferred stock that we may issue in the future. The holders of our common stock are entitled to one vote per share on any matter to be voted upon by stockholders, subject to the restrictions described below under the caption “Anti-Takeover Effects of Certain Provisions of Nevada Law and Our Articles of Incorporation and Bylaws-Limited Voting by Foreign Owners”.

Our articles of incorporation do not provide for cumulative voting in connection with the election of directors. Our bylaws provide that in an uncontested election, directors are elected by majority vote. In the event of any contested election, directors will be elected by a plurality of the shares voting once a quorum is present. No holder of our common stock will have any preemptive right to subscribe for any shares of capital stock issued in the future.

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of our common stock are entitled to share, on a pro rata basis, all assets remaining after payment to creditors and subject to prior distribution rights of any shares of preferred stock that we may issue in the future. All of the outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

As of February 23, 2024, no shares of our preferred stock are outstanding. Under our articles of incorporation, our board of directors, without further action by our stockholders, will be authorized to issue shares of preferred stock in one or more classes or series. The board may fix the rights, preferences and privileges of the preferred stock, along with any limitations or restrictions, including:

•the number of shares of the series, which number may thereafter be increased or decreased by our board of directors (but not below the number of shares of that series then outstanding);
•whether dividends, if any, will be cumulative or noncumulative and the dividend rate of the series;
•the conditions under which and the dates upon which dividends will be payable, and the relation which those dividends will bear to the dividends payable on any other class or classes of stock;
•the redemption rights and price or prices, if any, for shares of the series;
•the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;
•the amounts payable on and the preferences of shares of the series, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of our company;
•whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other corporation, and, if so, the specification of that other class or series or that other security, the conversion price or prices or rate or rates, any adjustments to that price or those prices or that rate or those rates, the date or dates as of which those shares will be convertible and all other terms and conditions upon which the conversion may be made;
•restrictions on the issuance of shares of the same series or of any other class or series;
•the voting rights, if any, of the holders of shares of that series.

The preferred stock could have voting or conversion rights that could adversely affect the voting power or other rights of holders of our common stock. The issuance of preferred stock could also have the effect, under certain circumstances, of delaying, deferring or preventing a change of control of our company. We currently have no plans to issue any shares of preferred stock.

We believe the ability of our board of directors to issue one or more series of preferred stock will provide us with flexibility in structuring possible future financings and in meeting other corporate needs that might arise. Our authorized shares of preferred stock will be available for issuance without further action by our stockholders, unless that action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. The Nasdaq Global Select Market currently requires stockholder approval as a prerequisite to listing shares in several instances, including sales or issuances of common stock or securities convertible into, or exercisable for, common stock equal to or in excess of 20% or more of the outstanding stock determined before the proposed issuance.

Although our board of directors has no intention at the present time of doing so, it could issue a series of preferred stock that could, depending on the terms of that series, impede the completion of a merger, tender offer or other takeover attempt. Our board of directors may decide to issue those shares based on its judgment as to the best interests of our company and our stockholders. Our board of directors, in so acting, could issue preferred stock having terms that could discourage a potential acquiror from making an unsolicited and unwanted acquisition attempt through which that acquiror may be able to change the composition of our board of directors, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of that stock.

Anti-Takeover Effects of Certain Provisions of Nevada Law and Our Articles of Incorporation and Bylaws

Effect of Nevada Anti-takeover Statutes. We are subject to anti-takeover provisions of the Nevada Revised Statutes (“NRS”), including NRS 78.411 through 78.444, inclusive (the “Business Combination Statute”) with respect to combinations with interested stockholders, and NRS 78.378 through 78.3793 (the “Control Share Statute”), with respect to the acquisition of a controlling interest in certain corporations doing business in the state.

Business Combinations. In general, the Business Combination Statute prohibits a publicly-traded Nevada corporation from engaging in any certain business “combinations” with any “interested stockholder” for a period of up to four years following the date that the stockholder became an interested stockholder, unless the combination meets all of the requirements of the articles of incorporation of the Nevada corporation and either: (i) the board of directors of the corporation approved, before the person first became an interested stockholder, the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; or (ii) the combination is approved by the corporation’s board of directors and stockholders owning at least 60% of the voting power not owned by the interested stockholder or its affiliates. After the two-year period following the date that the stockholder becomes an interested stockholder, business combinations may also be permitted if approved by a majority of the stockholders other than the interested stockholder and its affiliates or associates, or if the consideration to be received by stockholders of the corporation (other than the interested stockholder) meet the criteria set forth in the statute. The Business Combination Statute does not apply to combinations with an interested stockholder after the expiration of four years from the date the person first became an interested stockholder.

The NRS defines a “combination” subject to the statute to include the following:

•any merger or consolidation involving the corporation or a subsidiary thereof and the interested stockholder or any other entity which is, or after and as a result of the transaction would be, an affiliate or associate of the interested stockholder;
•any sale, lease, exchange, mortgage, pledge, transfer or other disposition of the assets of the corporation to or with the interested stockholder or any affiliate or associate thereof if the assets transferred have a market value equal to more than 5% of all of the assets of the corporation or more than 5% of the value of the outstanding voting shares of the corporation, or represent more than 10% of the earning power or net income of the corporation;
•subject to certain exceptions, the issuance or transfer by the corporation or a subsidiary to the interested stockholder or an affiliate or associate thereof n of any stock of the corporation or a subsidiary with a market value of 5% or more of the aggregate market value of the outstanding voting shares of the corporation;
•the adoption of a plan or proposal for the liquidation or dissolution of the corporation under any arrangement with the interested stockholder or any affiliate or associate thereof;
•subject to certain exceptions, any reclassification of securities, recapitalization, merger or consolidation, or other transaction under any agreement, arrangement or understanding with the interested stockholder, or an affiliate or associate, that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder or any affiliate or associate; or
•the receipt, directly or indirectly, by the interested stockholder or any affiliate or associate thereof, except proportionately as a stockholder of the corporation, of the benefit of any loan, advance, guarantee, pledge or other financial assistance or tax credit or other tax advantage provided by or through the corporation.

In general, the Business Combination Statute defines an interested stockholder as any entity or person beneficially owning, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding stock of the corporation or any affiliate or associate of the corporation that, within two years prior to the date in question was, directly or indirectly, beneficial owner of 10% or more of the voting power of the corporation’s outstanding stock. An affiliate is a person that directly or indirectly through one or more intermediaries, is controlled by, or is under common control with, another specified person. An associate includes any corporation or organization of which the person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of voting shares, and certain other trusts and family members.

We have not opted out of the Business Combination Statute in our Articles of Incorporation, so the law may have the effect of discouraging certain transactions with a persons who became an interested stockholder in a transaction not approved in advance by our board of directors, including certain takeover attempts that could represent a premium over the market price for the shares of our common stock.

Control Share Acquisitions. The Control Share Statute may eliminate the voting rights of certain acquired shares in a corporation. The provisions apply to any acquisition of outstanding voting securities of a Nevada corporation that has 200 or more stockholders of record, at least 100 of which have addresses in Nevada, and conducts business in Nevada directly or through an affiliate (an “issuing corporation”). An “acquiring person” and those acting in association with such person will, unless the Control Share Statute otherwise permits, be prohibited from voting such person’s “control shares” acquired in connection with, or up to 90 days before, an acquisition of voting shares representing one of the following proportions of the outstanding voting power exceeding one of the following thresholds: (i) one-fifth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority or more. Control shares are entitled only to such voting rights as are conferred by resolution of a majority of the voting power of the other stockholders adopted at a meeting. If an issuing corporation's articles of incorporation or bylaws in effect by the tenth day following the acquisition so provide, the voting securities acquired may be redeemed, at the average price paid for the control shares, by an issuing corporation if (i) the acquiring person has not given a timely information statement to an issuing corporation or (ii) the control shares are not granted full voting rights by the stockholders. If the acquiring person obtains a majority voting interest and the security holders accord voting rights to such acquiring person, a stockholder who did not vote in favor of the voting rights may assert rights as a dissenter to demand payment of the fair value of such stockholder’s shares.

We may amend our articles of incorporation or by-laws, up to ten days after a relevant acquisition, to specify types of existing or future stockholders, whether or not identified, to whom the Control Share Statute shall not apply, but we have not, to date, done so for any stockholder or acquisition.

Articles of Incorporation and Bylaw Provisions. Our articles of incorporation and bylaws include provisions that may have the effect of discouraging, delaying or preventing a change in control or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by stockholders. These provisions are summarized in the following paragraphs.

Authorized but Unissued or Undesignated Capital Stock. Our authorized capital stock consists of 100,000,000 shares of common stock and 5,000,000 shares of preferred stock. No preferred stock has yet to be designated. As of February 23, 2024, we had outstanding 18,286,324 shares of common stock. The authorized but unissued (and in the case of preferred stock, undesignated) stock may be issued by the board of directors in one or more transactions. In this regard, our articles of incorporation grant the board of directors broad power to establish the rights and preferences of authorized and unissued preferred stock. The issuance of shares of preferred stock pursuant to the board's authority described above could decrease the amount of earnings and assets available for distribution to holders of common stock and adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deferring or preventing a change in control. The board of directors does not currently intend to seek stockholder approval prior to any issuance of preferred stock, unless otherwise required by law.

Special Meetings of Stockholders. Our bylaws provide that special meetings of our stockholders may be called only by our board of directors, by our chairman of the board of directors, by our chief executive officer or by stockholders owning at least 25% of our stock (subject to providing certain information specified in our by-laws).

Notice Procedures. Our bylaws establish advance notice procedures with regard to all stockholder proposals to be brought before meetings of our stockholders, including proposals relating to the nomination of candidates for election as directors, the removal of directors and amendments to our articles of incorporation or bylaws. These procedures provide that notice of such stockholder proposals must be timely given in writing to our secretary prior to the meeting. Generally, to be timely, notice must be received by our secretary not less than 120 days prior to the meeting. The notice must contain certain information specified in the bylaws.

Other Anti-Takeover Provisions. Certain provisions of our long-term incentive plan may have the effect of discouraging, delaying or preventing a change in control or unsolicited acquisition proposals as vesting of stock grants may accelerate upon a change of control.

Limitation of Director Liability. Our articles of incorporation limit the liability of our directors to the fullest extent permitted by Nevada law. Under our articles of incorporation and Nevada law, our directors and officers will not be individually liable for damages to us, our stockholders or our creditors as a result of any act or failure to act in such director’s or officer’s capacity as such unless:

a.the presumption that the director or officer acted in good faith, on an informed basis and with a view to the interests of the corporation is rebutted;
b.it is proven that the director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer; and
c.it is proven that such breach involved intentional misconduct, fraud or a knowing violation of law.

Indemnification Arrangements. Our bylaws provide that our directors and officers shall be indemnified and provide for the advancement to them of expenses in connection with actual or threatened proceedings and claims arising out of their status as such to the fullest extent permitted by the Nevada Revised Statutes. We have entered into indemnification agreements with each of our directors and executive officers that provide them with rights to indemnification and expense advancement to the fullest extent permitted under the Nevada Revised Statutes.

Limited Voting by Foreign Owners. To comply with restrictions imposed by federal law on foreign ownership of U.S. airlines, our articles of incorporation and bylaws restrict voting of shares of our capital stock by non-U.S. citizens. The restrictions imposed by federal law currently require that no more than 25% of our voting stock be voted, directly or indirectly, by persons who are not U.S. citizens, and that our president and at least two-thirds of the members of our board of directors be U.S. citizens. Our articles of incorporation provide that no shares of our capital stock may be voted by or at the direction of non-U.S. citizens unless such shares are registered on a separate stock record, which we refer to as the foreign stock record. Our bylaws further provide that no shares of our capital stock will be registered on the foreign stock record if the amount so registered would exceed the foreign ownership restrictions imposed by federal law.

Listing

Our common stock is traded on the Nasdaq Global Select Market under the symbol “ALGT.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Broadridge Financial Solutions, Inc. Its address is 51 Mercedes Way, Edgewood, New York 11711.